Exhibit 99.1

        Cascade Natural Gas Corporation Announces Second Quarter Earnings

    SEATTLE--(BUSINESS WIRE)--April 26, 2006--Cascade Natural Gas Corporation (NYSE:CGC) reported earnings of $9.0 million, or $0.78 per share, for the fiscal second quarter ended March 31, 2006, compared to $7.4 million, or $0.65 per share, for the second quarter ended March 31, 2005. Earnings for the six-month period were $17.0 million, or $1.49 per share, compared to $14.0 million, or $1.24 per share, for the six months ended March 31, 2005. These reported earnings represent 22% improvements for both the quarter and the six-month periods.

    Financial and Operating Highlights

    Operating Margins

    Second quarter total operating margin (revenue minus gas cost and revenue taxes) increased $2.4 million compared to the quarter ended March 31, 2005.
    Residential and commercial margins increased by $2.7 million for the quarter. Customer growth at 4.5% contributed $1.1 million to margins and higher average consumption contributed $544,000. Slightly colder weather drove the increased consumption. Reductions in incurred gas costs under our Oregon tariff contributed another $1.6 million and miscellaneous services added $221,000. These benefits to margin were partially offset by changes to the Company's Oregon purchased gas adjustment filing (PGA) last fall, which has the effect of reallocating certain demand charge recoveries within each fiscal year. For the second quarter, this change reduced the reported margin by $696,000 when compared to the same quarter in fiscal 2005, but it is not expected to impact full-year earnings.
    Margins from sales to electric generation plants were $745,000 higher for the quarter as the result of a settlement for early termination of a sales agreement. Industrial operating margins were flat from the same period in the prior year, when mark-to-market (M-to-M) derivative valuation adjustments are excluded. No M-to-M adjustment was recorded in the second quarter of fiscal 2006 as compared to a positive adjustment of $549,000 in the same period in the prior year.
    Prior year fiscal second quarter operating margins benefited from a $525,000 accrual reversal in connection with the determination that no earnings sharing would be required in Oregon related to fiscal 2004.
    Year-to-date operating margin increased $4.3 million. Primary contributors were residential and commercial customer growth adding $2.1 million and higher consumption per customer adding another $2.1 million. Average consumption was 5.1% higher for the period primarily due to colder weather than last year. Reductions in incurred Oregon gas cost of $948,000, $1.0 million in electric generation customer settlements and $374,000 of increased services revenue further contributed to the improvement. Offsetting these items were $1.2 million resulting from the Oregon PGA changes, year-to-year changes in M-to-M valuations of $460,000 and the $525,000 Oregon earnings sharing accrual reversal in fiscal 2005.

    Cost of Operations

    Cost of operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) is down by $185,000, compared to the second quarter of fiscal year 2005. Management initiatives resulted in $1.8 million in reduced quarterly operating costs. Last fall's reduction in force, combined with other reduction opportunities, a continued focus on managing overtime and last year's one-time executive transition costs resulted in reduced direct-labor spending of $1.1 million. Outsourcing our retiree medical obligations to an insurance company contributed toward the $462,000 in reduced benefit costs. Another $206,000 in year-to-year cost reductions was achieved in various corporate and administrative areas. These cost savings are offset by a $518,000 reduction in capitalized costs, incentive compensation accruals of $1.4 million and $155,000 of increased depreciation and amortization. Bad debt expense was $327,000 lower, primarily due to unusual commercial account write-offs last year. In addition, property tax expense declined by $74,000, due to reduced tax rates.
    Year-to-date cost of operations was down $725,000 reflecting management initiatives delivering $3.6 million in direct labor, benefits and other overhead spending reductions. Reductions in bad-debt expense of $147,000 were due to prior year write offs. Incentive compensation accruals of $2.1 million, reflecting the 22% earnings improvement, reduced capitalized operating costs of $727,000, and increased depreciation of $364,000 partially offset these savings.

    Capital Spending and Funding of Operations

    Capital spending during the quarter was $3.8 million compared to $7.8 million in the second quarter of fiscal year 2005. Part of the difference was due to $678,000 relating to specific one-time system reinforcement projects in the second quarter of fiscal year 2005. The remaining reduction is primarily attributable to the investment evaluation process implemented in the first quarter to assure that all capital spending provides an adequate return or is required for safety or regulatory compliance.
    Year-to-date capital spending is down to $7.3 million from $15.5 million when compared to fiscal year 2005. Part of the difference was due to $2.0 million of one-time specific system reinforcement expenditures and $1.0 million relating to the completed AMR and call center centralization projects in the first half of fiscal year 2005. The remainder reflects Cascade's new investment evaluation process. Our current expectation is that we will end the year below our fiscal 2006 capital budget of $22.0 million.
    We have adequate liquidity and borrowing lines to meet our anticipated needs, and estimate that cash flow will be sufficient to support operations, fund capital spending and pay dividends at their current level.

    Other Items

    Management is expecting earnings for fiscal year 2006 to be in the range of $1.02 to $1.10. Our outlook assumes average weather for the rest of the fiscal year.
    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable May 15 to shareholders of record at April 28, 2006.
    The Company entered into a three-year agreement, commencing April 1, with the union representing its field operations personnel as previously disclosed in its April 17, 2006, 8-K filing.
    The Company previously announced that its Board of Directors had engaged J. P. Morgan Securities, Inc. to assist the Company in evaluating strategic alternatives to enhance shareholder value. In conjunction with this review, the Company filed a rate case, including its Conservation Alliance Plan (decoupling), on February 14 with the Washington Utilities and Transportation Commission and expects to receive a final decision no later than January 2007. On April 19, the Oregon Public Utility Commission approved the Company's Conservation Alliance Plan for its Oregon customers. In addition, the Company is considering other strategic alternatives, including a possible business combination. The Company plans to make no further announcement until its evaluation of strategic alternatives is concluded.

    Live Web-cast

    The Company will host a live web-cast to discuss the quarterly results April 27 at 10:30 a.m. Pacific Daylight Time or 1:30 p.m. Eastern Daylight Time. To listen to the call, log on to our web site, cngc.com and select "Investors," then click the live web-cast icon.
    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 235,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

    Forward-Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. The disclaimers under the caption "Forward-Looking Statements," included in the Company's Quarterly Report on Form 10-Q filed on February 8, 2006, for the quarter ended December 31, 2005, apply in their entirety to all forward-looking statements contained in this report.



                    Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      Second Quarter Fiscal 2006


                                        Fiscal Year 2006
                          --------------------------------------------

                                  Three Months Ended
                          ----------------------------------   Year
                                                                to
                           Dec 31    Mar 31   Jun 30  Sep 30   Date
                          --------- --------- ------- ------ ---------

Revenues                  $158,632  $162,796                 $321,428
Operating Margin            30,791    33,231                   64,022
Cost of Operations          15,042    16,060                   31,103
                           --------  -------- ------- ------  --------

Operating Income (Loss)     15,749    17,171       -      -    32,919
Interest and Other           2,972     2,884                    5,855
Income Taxes                 4,737     5,301                   10,038
                           --------  -------- ------- ------  --------

Net Income (Loss)         $  8,040  $  8,986                 $ 17,026

Common Shares
 Outstanding:
 End of Period              11,439    11,471                   11,471
 Average                    11,428    11,455                   11,441

Earnings (Loss) Per Share
 Basic and diluted        $   0.70  $   0.78                 $   1.49

Dividends Paid per share  $   0.24  $   0.24                 $   0.48

Capital Expenditures
 (net)                    $  3,756  $  4,306                 $  8,062

Book Value Per Share      $  10.88  $  11.40                 $  11.40

Market Closing Price      $  19.51  $  19.70                 $  19.70

Active Customers (End of
 Period)                       235       238                      238

Gas Deliveries (Therms):
 Residential & Commercial   95,682    97,231                  192,913
 Industrial & Other        230,396   211,874                  442,270

Degree Days
 5-Year Average              2,106     2,299                    4,405
 Actual                      2,250     2,269                    4,519

Colder (warmer) than
 5-year avg.                     7%      (1%)                       3%

Colder (warmer) than
 prior year                     16%        2%                       8%


                              Fiscal Year 2005
                ---------------------------------------------

                         Three Months Ended
                ------------------------------------   Year     Year
                                                      ended    to Date
                  Dec 31   Mar 31   Jun 30   Sep 30   Sep 30   Mar 31
                -------- --------- -------- ------- -------- ---------

Revenues        $104,613 $117,711  $56,315  $47,861 $326,500 $222,324
Operating
 Margin           28,922   30,842   17,674   14,277   91,715   59,764
Cost of
 Operations       15,584   16,245   16,412   17,042   65,283   31,829
                 -------- -------- -------- -------- -------- --------

Operating
 Income (Loss)    13,338   14,597    1,262   (2,765)  26,432   27,935
Interest and
 Other             2,894    2,976    2,891    2,792   11,553    5,870
Income Taxes       3,812    4,269     (502)  (1,947)   5,632    8,081
                 -------- -------- -------- -------- -------- --------

Net Income
 (Loss)         $  6,632  $ 7,352  $(1,127) $(3,610)$  9,247 $ 13,984

Common
 Shares
 Outstanding:
 End of Period    11,292   11,338   11,384   11,413   11,413   11,338
 Average          11,279   11,312   11,367   11,396   11,339   11,296

Earnings (Loss)
 Per Share
 Basic and
  diluted       $   0.59  $  0.65   $(0.10) $ (0.32)$   0.82 $   1.24

Dividends Paid
 per share      $   0.24  $  0.24   $ 0.24  $  0.24 $   0.96 $   0.48

Capital
 Expenditures
 (net)          $  7,770  $ 7,759   $6,038  $ 6,444 $ 28,011 $ 15,529

Book Value Per
 Share          $  10.89  $ 11.32   $10.99  $ 10.39 $  10.39 $  11.32

Market Closing
 Price          $  21.20  $ 19.96   $20.50  $ 21.77 $  21.77 $  19.96

Active
 Customers (End
 of Period)          225      228      225      227      227      228

Gas
 Deliveries
 (Therms):
 Residential &
  Commercial      82,643   92,637   39,632   22,843  237,755  175,280
 Industrial &
  Other          227,779  228,890  176,178  211,305  844,152  456,669

Degree Days
 5-Year Average    2,091    2,271      806      212    5,380    4,362
 Actual            1,945    2,230      769      226    5,170    4,175

Colder (warmer)
 than 5-year
 avg.                (7%)     (2%)     (5%)       7%     (4%)     (4%)

Colder (warmer)
 than prior
 year                (8%)     (1%)      16%      15%     (1%)     (4%)




    CONTACT: Cascade Natural Gas Corporation, Seattle
             Rick Davis, 206-624-3900